EXHIBIT 9.




                     STOCK OPTION AGREEMENT


STOCK OPTION AGREEMENT made this ___ day of February, 1996 by and between RGB COMPUTER & VIDEO, INC., a Florida corporation (the
"Company"), and FRANK W. BROOKS.

                           Recitals:

A. Concurrently herewith, the Company, Sphere Enterprises Inc., a Florida corporation wholly-owned by the Company ("Sub"), and Saf T Lok Corporation, a Florida corporation predominantly owned by the Brooks family ("STL"), are consummating a merger (the "Merger") pursuant to which Sub will be merged with and into STL whereby (i) each common share of STL issued and outstanding im mediately prior to the Merger shall be converted into the right to receive common shares of the Company, and (ii) each common share of Sub issued and outstanding immediately prior to the Mer-ger shall be converted into a common share of STL.

B. Brooks holds an option to acquire STL common shares, which he has agreed to surrender.

C. RGB has agreed to grant Brooks the Option (hereinbelow def-ined) on the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinbelow set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   Option to Purchase Shares.

      1.1 Grant. The Company hereby grants to Brooks an irrevo-cable option to purchase up to one million (1,000,000) shares of its common stock, no par value ("Shares"), on the terms and sub ject to the conditions set forth herein (the "Option").

      1.2 Exercisability. The Option may be exercised by Brooks on or before December 31, 1999 in accordance with the following restrictions. The Option will become exercisable ("Vest") with respect to three hundred thirty three thousand three hundred thirty three and one third (333,333.33) Shares on January 1st of each year beginning in 1997 (the "Annual Maximum"). On each Jan-uary 1st beginning January 1, 1997 the Option shall Vest with respect to the number of Shares, up to the Annual Maximum, cal culated by multiplying

          (a)  the Annual Maximum by

           (b) a fraction (which shall not exceed one (1)) the numerator of which is STL's net income as determined in accor dance with generally accepted accounting principals before inter est, taxes, depreciation and amortization ("Earnings") for the year most recently ended less the Low Earnings Target for such year (set forth on the schedule below) and the denominator of which is the difference obtained by subtracting the Low Earnings Target for any year from the High Earnings Target for such year (set forth on the schedule below).

                              Earnings Range
Year           Low Earnings Target      High Earnings Target
1996               $2,500,000               $ 4,500,000
1997               $4,000,000               $ 7,500,000
1998               $8,000,000               $15,000,000

In  the  event that Options with respect to the full one  million
(1,000,000)  Shares awarded have not Vested by January  1,  1999,
Options will Vest with respect to an additional number of Shares calculated by multiplying

          (a)  one million (1,000,000) Shares by

           (b) a fraction (which shall not exceed one (1)) the numerator of which is the amount by which STL's aggregate Earn ings for 1996, 1997 and 1998 exceed $14,500,000 (being the sum of the Low Earnings Target for such three year period) and the den-ominator of which is $12,500,000 (being the sum of the ranges for such three year period)

and subtracting from that product the number of Shares with res-pect to which Options have previously Vested in accordance with the above.

      1.3 Procedure. In the event Brooks wishes to exercise the Option, he must send a written notice to the Company of his in tention to exercise (a "Notice") specifying the number of Shares to be purchased and the date, time and place of the closing of such purchase (the "Closing Date" or the "Closing"), which date shall not be less than twenty (20) days nor more than forty (40) days from the date of delivery of the Notice. At the Closing the Company shall deliver to Brooks all of the Shares purchased by delivery of a certificate evidencing such Shares. Brooks shall, at Closing, deliver to the Company an amount equal to two dollars ($2.00) (the "Exercise Price") multiplied by the number of Shares purchased pursuant to this Section 1, which will be paid by check.

2. Investment Representation. Any Shares acquired by Brooks upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or other-wise disposed of except in a transaction registered or exempt from registration under federal and state securities laws.

3. Reservation Representation. The Company has taken all nec-essary corporate and other action to authorize and reserve for issuance, and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Shares hereunder terminates, will have reserved for issuance, upon ex ercise of the Option one million (1,000,000) Shares. All of such Shares upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and non-assessable with no personal liability attached to the ownership thereof, shall be delivered free and clear of all claims, liens, encumbrances, security in terests and charges of any nature whatsoever, and shall not be subject to any preemptive right.

4. Adjustment Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding Shares by rea-son of any stock dividend, split-up, merger, recapitalization, combination, exchange of Shares, spin-off or other change in the corporate or capital structure of the Company which could have the effect of diminishing Brooks' rights hereunder, the number and kind of Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Brooks shall receive upon exercise (or, if such a change occurs between exercise and Closing, upon Closing) of the Option the number and kind of Shares or other securities or property that Brooks would have received in respect of the Shares that Brooks is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event.

5.   Registration of Shares Under the Securities Act.

     5.1 Demand Registration. If the Option is exercised and if Brooks shall request in writing on or before December 31, 1999, the Company shall use its best efforts to effect the registration under the Securities Act of 1933, as amended (the "Securities Act"), or any successor statute then in effect, and any applic-able state law (a "Demand Registration"), of such number of Shares owned by Brooks as Brooks shall request and to keep such Demand Registration effective for a period of not less than nine-ty (90) days, unless, in the written opinion of counsel to the Company, which opinion shall be delivered to Brooks and which shall be satisfactory in form and substance to Brooks and his counsel, such Demand Registration is not required in order law fully to sell and distribute such Shares in the manner contempla-ted by Brooks. The Company may delay the filing of a Demand Reg-istration required hereunder for a period of up to ninety (90) days if it believes in good faith that it would be disadvantag eous to the Company for such Demand Registration to be effected at the time requested by Brooks.

      5.2 Shelf Registration. In lieu of effecting any Demand Registration for Brooks, the Company may use its best efforts to effect a "shelf" registration pursuant to Rule 415 under the Sec-urities Act (or any similar rule that may be adopted) with res-pect to such number of Shares owned by Brooks as Brooks shall re-quest and to keep such registration continuously effective for a period of at least two (2) years (a "Shelf Registration"). If Brooks desires to sell or otherwise transfer any Shares pursuant to the Shelf Registration during the period in which the Company is required to keep the Shelf Registration effective pursuant to this Section 5, Brooks shall notify the Company of his intention to do so by written notice received by the Company at least ten
(10) days prior to such sale or transfer. Brooks may thereafter effect such sale or transfer within forty (40) days of the deliv-ery of such notice unless at least one (1) day prior thereto the Company elects to delay such sale or transfer (for a period of up to ninety (90) days) as a result of a good faith determination that it would be disadvantageous to the Company to prepare a Pro-spectus or any amendment to the Registration Statement with res-pect to the Shelf Registration to permit such sale or transfer.

6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement, in cluding, without limitation, to vest in Brooks good title to any Shares purchased hereunder.

7. Survival of Representations and Warranties. The respective representations and warranties of the Company and Brooks con tained in Sections 2 and 3 herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto and shall survive the Closing of the transactions contem-plated hereby through December 31, 1999.

8.   Miscellaneous.

      8.1 Entire Agreement; Assignment. This Agreement (a) con stitutes the entire agreement between the parties with respect to the subject matter hereof and (b) shall not be assigned by opera tion of law or otherwise, provided that Brooks may assign his rights but not his obligations hereunder to any relative subject to a Voting Trust Agreement of even date, and no such assignment shall relieve Brooks of his obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors (including any successor in interest by merger, sale of all or substantially all of the assets or other-
wise) and assigns.

      8.2 Amendments. This Agreement may not be modified, amen-ded, altered or supplemented, except upon the execution and del-ivery of a written agreement executed by the parties hereto.

      8.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by over night courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to Brooks, to

               Frank W. Brooks
               7689 S.E. Rivers Edge St.
               Jupiter, FL 33458

               With a copy to

               Mirkin & Woolf, P.A.
               1700 Palm Beach Lakes Blvd. #580
               West Palm Beach, FL 33401
               Attn: Mark H. Mirkin, Esq.

          (b)  If to the Company, to

               RGB Computer & Video, Inc.
               18245 S.E. Federal Hwy.
               Tequesta, FL 33469
               Attn: Robert L. Gilbert III

               With a copy to

               Boose, Casey, Ciklin et al.
               515 N. Flagler Dr. #1900
               West Palm Beach, FL 33401
               Attn: Jerald S. Beer, Esq.

      8.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applic-able principles of conflicts of laws thereof.

      8.5 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

      8.6 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      8.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provis-ion or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such juris diction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. With-out limiting the generality of the foregoing, in the event that the number of Shares issuable upon exercise of the Option is held to be invalid, illegal or unenforceable for any reason (including as a result of the failure to obtain any required vote of share-holders to authorize such issuance), the number of Shares so is-suable shall be reduced to that number which could validly and legally be issued.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                              RGB COMPUTER & VIDEO, INC.


                              By:________________________________
                                 Robert L. Gilbert III, President


                              ___________________________________
                              FRANK W. BROOKS